EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS THIRD QUARTER 2014 RESULTS

Reports Net Income of $6.8 million, Including VIMOVO Royalty of $5.5 million

Chapel Hill, N.C., November 6, 2014 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the third quarter ended September 30, 2014.

Corporate Highlights

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POZEN reported net income of $6.8 million for the third quarter, including $2.8 million of other income, comprised primarily of value attributable to a warrant to purchase 500,000 shares of Pernix Therapeutics Holdings, Inc. (Pernix) common stock.  The Company continues to manage expenses and expects to be profitable and cash flow positive for the year.

•
Q3 is the third consecutive profitable quarter and the second consecutive quarter of positive cash flow. Year-to-date profit is $12.7 million in 2014 compared to a year-to-date loss of $(14.5) million in 2013.

•
Total Q3 revenue increased nearly three-fold to $7.5 million from $2.6 million in Q3 2013, including U.S. and ex-U.S. VIMOVO® (naproxen / esomeprazole magnesium) royalties for Q3 of 2014 of $5.5 million, an increase of $0.1 million over the prior quarter and $4.0 million over Q3 of 2013.

•	Q3 expenses decreased >50% to $3.6 million, vs $7.4 million in Q3 2013.

•
As part of its acquisition of Treximet® (sumatriptan / naproxen sodium) related intellectual property from GlaxoSmithKline (GSK), Pernix granted POZEN a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28.  The value of the warrant was recorded as other income in Q3 and totaled $2.4 million at September 30, 2014.  Previous restrictions on POZEN’s right to develop and commercialize additional certain dosage forms of sumatriptan / naproxen combinations outside of the United States and use of the approved U.S. New Drug Application have been eliminated, as of the closing of Pernix’s transaction with GSK.

Third Quarter Results

For the third quarter of 2014, POZEN reported total revenue of $7.5 million, resulting from $5.5 million VIMOVO royalty and $2.0 million from the amortization of the $15 million upfront fee for the licensing of PA.  For the third quarter of 2013, the Company reported total revenue of $2.6 million, resulting from $1.6 million of VIMOVO royalty and $1.0 million of amortization of the upfront fee for licensing of PA.

Operating expenses for the third quarter of 2014 totaled $3.6 million, as compared to $7.4 million for the comparable period in 2013. The decrease in operating expenses in the third quarter of 2014 was primarily a result of having fewer staff, reduced non-cash compensation expense, lower PA related costs and $1.6 million of one-time costs related to the licensing of PA in 2013.

The Company recorded other income in Q3 2014 of $2.8 million, which includes $2.4 million of Pernix warrant value and $0.4 million related to the disgorgement of short-swing profits arising from trades by a POZEN shareholder under Section 16(b) of the Securities Exchange Act of 1934.

The Company reported net income of $6.8 million, or $0.20 per share on a diluted basis for the third quarter of 2014, compared to net loss of $(4.8) million, or $(0.16) loss per share, for the third quarter of 2013.

Nine Month Results

For the first nine months of 2014, POZEN reported total revenue of $22.5 million, resulting from $15.5 million VIMOVO royalty and $7.0 million from the amortization of the $15 million upfront fee for the licensing of PA.  For the first nine months of 2013, the Company reported total revenue of $5.6 million, resulting from $4.6 million from VIMOVO royalty and $1.0 million from the amortization of the upfront fee for the licensing of PA.

Operating expenses for the first nine months of 2014 totaled $12.7 million, as compared to $20.2 million for the comparable period in 2013. The decrease in operating expenses in the first nine months of 2014 was primarily a result of having paid the PA PDUFA fee and the one-time licensing costs in 2013 and the strategic decision to reduce activities in 2014.

The Company reported net income of $12.7 million, or $0.39 per share on a diluted basis for the first nine months of 2014, compared to net loss of $(14.5) million, or $(0.48) loss per share, for the first nine months of 2013.  The Company has net operating loss carryforwards for tax purposes and does not expect to have any tax expense in 2014.

Balance Sheet

At September 30, 2014, cash, cash equivalents and investment in warrants totaled $38.4 million.  Accounts receivable totaled $5.5 million.

Strategic Direction

The Company continues to execute its strategic plan which includes obtaining FDA approval for PA8140/PA32540, transitioning all licensed know-how and fulfilling all contractual obligations to Sanofi US, reducing expenses, foregoing any new development activities unless fully paid for by a third party and continuing to focus on licensing all unpartnered products and product candidates to appropriate commercial partners.

Third Quarter Results Webcast

POZEN will host a webcast to present third quarter 2014 results and management’s outlook on Thursday, November 6, 2014 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA8140, containing 81 mg of aspirin, and PA32540, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Sanofi US for the sales and marketing of PA8140/PA32540 in the United States, if approved, and our dependence on Patheon for the manufacture of PA8140/PA32540; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Royalty revenue	$5,539,741	$1,583,000	$15,507,723	$4,649,000
Licensing revenue	2,000,000	1,000,000	7,000,000	1,000,000
Total revenue	7,539,741	2,583,000	22,507,723	5,649,000
Operating expenses:
Selling, general and administrative	2,573,958	5,182,501	7,897,698	12,529,577
Research and development	1,054,218	2,181,689	4,808,488	7,706,975
Total operating expenses	3,628,176	7,364,190	12,706,186	20,236,552
Other income:
Interest and other income,net	2,840,604	13,997	2,854,781	54,431
Net income / (loss) attributable to common stockholders	$6,752,169	$(4,767,193)	$12,656,318	$(14,533,121)

Basic net income / (loss) per common share	$0.21	$(0.16)	$0.41	$(0.48)

Shares used in computing basic net income / (loss) per common share	31,589,192	30,476,562	31,118,572	30,405,543

Diluted net income / (loss) per common share	$0.20	$(0.16)	$0.39	$(0.48)

Shares used in computing diluted net income / (loss) per common share	32,949,779	30,476,562	32,614,051	30,405,543

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$35,940,197	$32,827,732
Investment in warrants	2,449,021	―
Accounts receivable	5,539,741	1,673,000
Prepaid expenses and other current assets	1,096,103	794,665
Total current assets	45,025,062	35,295,397
Equipment, net of accumulated depreciation	29,430	38,979
Total assets	$45,054,492	$35,334,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$286,197	$1,500,671
Accrued compensation	1,870,558	3,132,468
Accrued expenses	850,398	1,655,212
Deferred revenue	4,257,300	11,257,300
Total current liabilities	7,264,453	17,545,651

Total stockholders’ equity	37,790,039	17,788,725
Total liabilities and stockholders’ equity	$45,054,492	$35,334,376

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